                                                                      Exhibit 99


NEWS RELEASE                  [Huntington logo]

FOR IMMEDIATE RELEASE
SUBMITTED: JULY 14, 1999

FOR FURTHER INFORMATION, CONTACT:

MEDIA                                   ANALYSTS
-----                                   --------
KIP EDWARDSON   (614) 480-4433          LAURIE COUNSEL     (614) 480-3878
                                        CHERI GRAY         (614) 480-3803


                 HUNTINGTON BANCSHARES REPORTS 16% INCREASE IN
                     EARNINGS PER SHARE FOR SECOND QUARTER


         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported record second quarter earnings of $105.0 million, or $.50 per common share--diluted, representing a 16.3% increase in earnings per share over the same period last year. These results compare with net income and earnings per share of $92.3 million and $.43 a year ago. For the recent three months, Huntington's return on equity (ROE) was 19.48% and its return on assets (ROA) was 1.47% versus 17.70% and 1.42%, respectively, in the second quarter of 1998. On a cash basis, earnings per share grew 17.8% to $.53, with a corresponding ROE of 30.61% and ROA of 1.61%.

         "Our second quarter results demonstrate continued progress toward achieving our 1999 earnings goal. We began the year with a strong commitment to becoming a more efficient organization, and I am pleased to report that we are delivering results, as evidenced by the sharp improvement in efficiency from 58.78% a year ago to 50.93% today," said Frank Wobst, chairman and chief executive officer. "Other key performance ratios are also the highest they have been in recent years. Importantly, we have been able to sustain solid loan growth while maintaining the excellent credit quality for which Huntington has long been known."

         Net interest income for the second quarter was $26.1 million, up 5.5% from the year-ago quarter. This improvement was primarily driven by loan growth and was achieved despite a managed reduction in investment securities.

         Non-interest income (excluding gains from securities and loan sales) increased 20.1% attributable to overall growth in fee-based activities. Brokerage and insurance income was up nearly 50% from a year ago, due to an expanded sales force of licensed investment


                                     -more-

              Visit the Huntington web site at www.huntington.com representatives as well as high demand for Huntington's proprietary annuity product. Electronic banking revenue strengthened as a result of competitive fee pricing and a growing on-line banking customer base. Over the past twelve months, Web Bank users have increased from 35,000 to more than 70,000. Service charges on deposit accounts were up 18.5% from last year, reflecting an increase in fees generated by cash management products as well as expansion in Florida.

         Non-interest expense for the recent three months was $202.1 million, down 2.2% compared with second quarter 1998, despite significant expansion in the Florida market. Excluding the impact of last year's Florida acquisition, non-interest expense declined 10% from the same period last year. Personnel costs were down 7% as the company has substantially completed its planned staffing reductions. The efficiency ratio improved for the fourth consecutive quarter and is approaching the 50% level targeted by management for December 1999.

         Loan growth continues to be strong, benefited by the favorable economic climate in Huntington's key markets. On an annualized basis, average total loans increased nearly 10% from the first three months of the year, excluding residential real estate portfolio lending. Commercial lending, which is predominantly to small- and middle-market companies, was up 10.4%. Consumer lending also gained momentum in the quarter, increasing 8.7%, led by automobile financing and the company's home equity product. In the second quarter, Huntington entered the automobile financing market in Florida, where loan production in just three months has already surpassed some of the company's more mature markets.

         Credit quality improved from the previous quarter. Net charge-offs represented .38% of total loans, down 14 basis points from the previous quarter, and reached their lowest level in three years. Nonperforming assets dropped to $93.6 million, or .46% of total loans and other real estate. Coverage ratios were 382% of nonperforming loans and 311% of nonperforming assets. The allowance for loan losses as a percent of total loans was 1.46% at June 30, 1999.

         Huntington's average equity to average assets was 7.52% in the recent three month period. The company and its bank subsidiary continue to maintain healthy capital positions, exceeding requirements for a "well-capitalized" institution. Tier I and total risk based capital ratios were 7.29% and 10.65%, respectively, at June 30, 1999.

         Huntington's Board of Directors declared a 10% stock dividend on May 19, 1999. The ex-dividend date of this distribution was July 12, 1999. Accordingly, the share price of Huntington's common stock adjusted on that date. However, the per share information included in the above paragraphs has not been restated for this pending dividend, which will be paid July 30, 1999.

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $28 billion. Through its affiliated companies, The Huntington has more than 133 years of serving the financial needs of its customers.

         The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.

         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.


FORWARD-LOOKING STATEMENT DISCLOSURE:

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; the risks of Year 2000 disruption; and extended disruption of vital infrastructure.



                                      ###

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                       HUNTINGTON BANCSHARES INCORPORATED
                        CONSOLIDATED COMPARATIVE SUMMARY
                    (in thousands, except per share amounts)

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                       CONSOLIDATED RESULTS OF OPERATIONS
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
                                            THREE MONTHS ENDED                                 SIX MONTHS ENDED
                                                  JUNE 30,                                          JUNE 30,
                                          -----------------------        CHANGE              -----------------------      CHANGE
                                            1999           1998             %                  1999           1998           %
                                          --------       --------        -----               -------        --------      -------

Interest Income                           $498,500       $491,268          1.5  %            $994,192       $993,748         --  %
Interest Expense                           237,352        243,839         (2.7)               473,523        491,471       (3.7)
                                          --------       --------                            --------       --------
Net Interest Income                        261,148        247,429          5.5                520,669        502,277        3.7
Provision for Loan Losses                   21,026         24,595        (14.5)                46,331         46,776       (1.0)
Securities Gains                             2,220         14,316        (84.5)                 4,530         17,405      (74.0)
Non-Interest Income                        115,056        105,340          9.2                222,618        197,670       12.6
Non-Interest Expense                       202,138        206,678         (2.2)               404,244        403,120        0.3
Provision for Income Taxes                  50,285         43,503         15.6                 95,695         85,661       11.7
                                          --------       --------                            --------       --------
NET INCOME                                $104,975       $ 92,309         13.7  %            $201,547       $181,795       10.9  %
                                          ========       ========         ====               ========       ========

PER COMMON SHARE AMOUNTS (1)
  Net Income per Common Share
        Basic                                $0.50          $0.44         13.6  %               $0.96          $0.86       11.6  %
        Diluted                              $0.50          $0.43         16.3  %               $0.95          $0.85       11.8  %
        Diluted - Cash Basis                 $0.53          $0.45         17.8  %               $1.02          $0.88       15.9  %

  Cash Dividends Declared                    $0.20          $0.18         11.1  %               $0.40          $0.36       11.1  %

  Shareholders' Equity (period end)         $10.23         $10.08          1.5  %              $10.23         $10.08        1.5  %

AVERAGE COMMON SHARES (1)
        Basic                              209,978        211,600         (0.8) %             210,198        211,489       (0.6) %
        Diluted                            211,958        214,664         (1.3) %             212,071        214,237       (1.0) %

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                              KEY OPERATING RATIOS
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
                                    THREE MONTHS ENDED            SIX MONTHS ENDED
                                          JUNE 30,                     JUNE 30,
                                   ----------------------       ----------------------
                                     1999          1998          1999           1998
                                   --------     ---------       -------       -------
Return On:
  Average Total Assets               1.47 %        1.42 %        1.42 %        1.40 %
  Average Shareholders' Equity      19.48 %       17.70 %       18.98 %       17.72 %
Efficiency Ratio                    50.93 %       58.78 %       51.54 %       56.97 %
Net Interest Margin                  4.14 %        4.23 %        4.16 %        4.27 %
Average Equity/Average Assets        7.52 %        8.02 %        7.49 %        7.90 %

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                    CONSOLIDATED STATEMENT OF CONDITION DATA
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
                                        THREE MONTHS ENDED                                   SIX MONTHS ENDED
                                             JUNE 30,                                             JUNE 30,
                                   ------------------------------      CHANGE          -----------------------------       CHANGE
                                      1999              1998             %                1999              1998              %
                                   -----------       -----------       ------          -----------       -----------       -------
Average Total Loans                $20,002,262       $17,843,277         12.1 %        $19,783,826       $17,742,635        11.5 %
Average Total Deposits             $19,072,878       $17,453,550          9.3          $19,101,954       $17,467,802         9.4
Average Total Assets               $28,730,679       $26,071,768         10.2          $28,577,360       $26,200,320         9.1
Average Shareholders' Equity       $ 2,161,275       $ 2,091,636          3.3          $ 2,141,126       $ 2,069,223         3.5

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                         REGULATORY CAPITAL RATIOS (2)
-------------------------------------------------------------------------------

                                       AT
                                    JUNE 30,
                             ----------------------
                               1999          1998
                             ---------     --------
Tier I Risk-Based Capital        7.29 %        7.18 %
Total Risk-Based Capital        10.65 %       11.01 %
Tier I Leverage                  6.45 %        6.72 %

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                                 ASSET QUALITY
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
                                                               AT
                                                            JUNE 30,
                                                     ------------------------
                                                       1999            1998
                                                     --------       ---------
Non-performing loans                                 $ 76,764       $  80,137
Total non-performing assets                          $ 93,603       $ 101,653
Allowance for loan losses/total loans                    1.46 %          1.50 %
Allowance for loan losses/non-performing loans         382.05 %        357.97 %
Allowance for loan losses and other real
  estate/non-performing assets                         311.32 %        280.64 %

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(1) Adjusted for stock dividends and stock splits, as applicable, excluding the ten percent stock dividend payable July 1999.

(2) Estimated.

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